EXHIBIT 10.36

Portions Subject to Confidential Treatment Request Under Rule 406

NONEXCLUSIVE LICENSE

between

VGX PHARMACEUTICALS, INC.

(VGXP)

and

VGX ANIMAL HEALTH, INC.

(VGXAH)

NONEXCLUSIVE LICENSE

This NONEXCLUSIVE LICENSE (“NONEXCLUSIVE LICENSE”), made on August 15, 2007 (“EFFECTIVE DATE”), is by and between VGX ANIMAL HEALTH, having a place of business at 2700 Research Forest Drive, The Woodlands, TX 77381 (“VGXAH”), and VGX Pharmaceuticals, Inc., having a place of business at 450 Sentry Parkway East, Blue Bell, PA 19422 (“VGXP”).

WHEREAS, VGXP owns and controls certain intellectual property related to electroporation devices and methods of using same to deliver biomolecules, including DNA plasmids (“DEVICE PATENT RIGHTS”) and materials and methods of plasmid manufacturing (“MFG PATENT RIGHTS”);

WHEREAS, VGXP owns and controls certain intellectual property related to biological products including Growth Hormone Releasing Hormone (GHRH) and VGXP has licensed intellectual property rights related to such products to VGXAH by way of an exclusive license agreement dated August 15, 2007 (“EXCLUSIVE PRODUCT LICENSE”);

WHEREAS, VGXAH desires access to the DEVICE PATENT RIGHTS and MFG PATENT RIGHTS in order to practice the rights provided by the EXCLUSIVE PRODUCT LICENSE, and VGXP desires to effectuate the license of DEVICE PATENT RIGHTS and MFG PATENT RIGHTS for such limited use to VGXAH;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.              DEFINITIONS

1.1 INTELLECTUAL PROPERTY is used herein to mean any and all legal right(s) that protect(s) any invention, improvement or discovery, whether or not patentable, and will include, but is not limited to, patent rights, patent applications, copyrights, trademarks, trade secrets, and know-how.

1.2 VGXAH INTELLECTUAL PROPERTY is used herein to mean and intellectual property that was conceived or reduced to practice by VGXAH solely that does not incorporate or extend from VGXP PATENT RIGHTS, DEVICE PATENT RIGHTS, and/or MFG PATENT RIGHTS.

1.3 VGXP LICENSED PRODUCT(S) means product(s) which is/are made, made for, used by, imported by or for, sold by or offered for sale by VGXAH and/or any sublicensee(s) of VGXAH to unrelated third parties which  in the absence of this AGREEMENT would infringe at least one claim of VGXP PATENT RIGHTS.

1.4  VGXP PATENT RIGHTS means all of VGXP’s interest in the rights represented by or issuing from (including all claims referenced within) those United States patents and patent applications listed in Attachment 1, including, in each case, any continuations, continuations-in-part, divisions, provisionals, substitute applications, and any patent issuing therefrom, and any reissues, reexaminations, renewals and/or extensions (including any supplemental patent certificate) based thereon, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.5 SALE means any bona fide transaction for which consideration is received or expected for the sale, use, lease, transfer or other disposition of DEVICE FACILITATED PRODUCT(S) and/or PATENTED DEVICES to an unrelated third party.  A SALE shall be deemed completed at the time VGXAH invoices, ships or receives payment for the SALE, whichever occurs first.

1.6 NET SALES means the gross amount invoiced for SALES, less qualifying costs directly attributable to such SALES and actually identified on the invoice and borne by VGXAH.  Such qualifying costs shall be limited to the following:

1.6.1 Discounts and rebates, in amounts customary in the trade, for quantity purchases, prompt payments, for wholesalers and distributors;

1.6.2 Credits, allowances and/or refunds, not exceeding the original invoice amount, for rejections, claims and/or returns;

1.6.3  Prepaid outbound transportation expenses and transportation insurance premiums;

1.6.4 Sales and use taxes, tariffs, duties, surcharges and other fees imposed by a governmental agency; and

1.6.5  Retroactive price reductions actually applied in an invoice.

1.7 TERRITORY A shall mean the United States of America.  TERRITORY B shall mean any country that is a part of the European Union.  TERRITORY C shall mean any country that not the United States of America or a part of the European Union.

1.8  FIELD or FIELD OF USE is used interchangeably and means practice, including the making, using, selling, or offering to sell any product or services, in the field of animal health.  Such practice contemplates application of any product or services to an end user that is an animal that is non-human.  One example of such end use is the treatment of a farm animal with a DNA product for therapeutic purposes.

1.9  DEVICE PATENT RIGHTS means all of VGXP’s interest in the rights represented by United States Patent Number 7,245,963 and United States patent application Serial

Number 60/852,149, including, in each case, any continuations, continuations-in-part, divisions, provisionals, substitute applications, and any patent issuing therefrom, and any reissues, reexaminations, renewals and/or extensions (including any supplemental patent certificate) based thereon, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.10  PATENTED DEVICES means any and all devices and use of same that is covered by the DEVICE PATENT RIGHTS, and in particular, the devices are those used for the electroporation of DNA to animals or cells of an animal that is not human.

1.11 DEVICE FACILITATED PRODUCT means any product that is delivered to an animal using the PATENTED DEVICES, and includes the animal that results from such use.

1.12 PRODUCT IMPROVEMENTS shall mean all inventions for which patent applications are or may be filed, whether ultimately patentable or not, that are conceived or first reduced to practice by VGXAH that incorporate or otherwise expand on inventions that are subject to DEVICE PATENT RIGHTS and that relate to the make, use, import, sale, or offer of sale of PATENTED DEVICES.

1.13 DEVICE IMPROVEMENTS is used herein to mean any and all inventions for which patent applications are or may be filed, whether ultimately patentable or not, that are conceived or first reduced to practice by VGXAH that incorporate or otherwise expand on inventions that are subject to the DEVICE PATENT RIGHTS.

1.14 MFG PATENT RIGHTS is used herein to mean all of VGXP’s interest in the rights represented by United States Patent Number 7,238,522, including, in each case, any continuations, continuations-in-part, divisions, provisionals, substitute applications, and any patent issuing therefrom, and any reissues, reexaminations, renewals and/or extensions (including any supplemental patent certificate) based thereon, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.15 MFG PROCESSES is used herein to mean plasmid manufacturing methods and devices to accomplish the same as covered by MFG PATENT RIGHTS.

1.16 MFG IMPROVEMENTS is used herein to mean any and all inventions for which patent applications are or may be filed, whether ultimately patentable or not, that are conceived or first reduced to practice by VGXAH that incorporate or otherwise expand on inventions that are subject to the MFG PATENT RIGHTS.

1.17 AFFILIATE means any corporation, firm, limited liability company, partnership, or other entity that directly or indirectly controls, or is controlled by, or is under common control with a Party to this Agreement. For the purpose of this definition, control means ownership, directly or through one or more Affiliates, of fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, or fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the equity interests in the case of any other type of legal entity, or status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

1.18 EXCLUDED PROCEEDS means all proceeds reasonably and fairly attributable to bona fide (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like (iii) investments in VGXAH at fair market value; (iv) reimbursements of patent prosecution costs and patent maintenance expenses; (v) reimbursement for the cost of research and/or development services provided on the basis of full-time equivalent efforts of personnel not in excess of commercially reasonable full-time equivalent rates.

2.  LICENSE GRANT

2.1           VGXP grants to VGXAH for the agreed upon term, provided herein, a nonexclusive, world-wide right and license under the DEVICE PATENT RIGHTS to use the PATENTED DEVICES in the FIELD OF USE, including the right to sublicense to a third party (the “SUBLICENSEE”).

2.2           VGXP grants to VGXAH for the agreed upon term, provided herein, a nonexclusive, world-wide right and license under the MFG PATENT RIGHTS to use MFG PROCESSES in the FIELD OF USE, including the right to sublicense to SUBLICENSEE; however, such right to sublicense MFG PATENT RIGHTS will only extend to a SUBLICENSEE of DEVICE PATENT RIGHTS or to a SUBLICENSEE of VGXP LICENSED PRODUCT.

3.  TERM OF NONEXCLUSIVE LICENSE

3.1 Term.  This NONEXCLUSIVE LICENSE, unless sooner terminated as provided herein, shall terminate upon the later of:

(a) expiration or abandonment of the last patent that is a component of the DEVICE PATENT RIGHTS; or

(b) twenty-five (25) years after the EFFECTIVE DATE.

3.2 Termination.  The parties may terminate this Agreement under the following conditions:

3.2.1 VGXP, upon ten (10) days written notice to VGXAH, may terminate if VGXAH is more than sixty (60) days late in paying any amounts payable to VGXP or Ronald O. Bergan and Mary Alice Bergan (collectively, “BERGANS”) (see Section 4.1.5, below), provided herein, or if VGXAH, or SUBLICENSEE, breaches this NONEXCLUSIVE LICENSE and does not cure the breach within thirty (30) days after written notice of breach;

3.2.2 VGXAH, upon thirty (30) days written notice to VGXP, may terminate if the sale or other exploitation of the PATENTED DEVICES becomes technologically or commercially unfeasible; or

3.2.3 In the instant that the PRODUCT LICENSE AGREEMENT terminates, then parties agree that this NONEXCLUSIVE LICENSE shall hereby terminate concomitantly.

3.2.4  VGXP may terminate this AGREEMENT, upon ten (10) days written notice to VGXAH, if one of the following default events occur:

(a) If VGXAH becomes insolvent, bankrupt or generally fails to pay its material debts as such debts become due;

(b) If VGXAH is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and, if appointed without its consent, is not discharged within thirty (30) days of such appointment;

(c) If VGXAH makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and, if contested by it, not dismissed or stayed within thirty (30) days;

(d) If proceedings under any United States law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors are instituted or commenced by VGXAH;

(e) If any order for relief is entered relating to any of the proceedings described in subsections (a) through (d);

(f) If VGXAH shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or

(g) If VGXAH shall, by any act or failure to act, indicate its consent to, approval of or acquiescence in any of the proceedings described in subsections (a) through (d).

3.2.5  Upon termination of this NONEXCLUSIVE LICENSE, VGXAH and SUBLICENSEE(S) shall refrain from further manufacture, sale, marketing, importation and/or distribution of PATENTED DEVICES and/or MFG PROCESSES.

3.2.6 Upon termination of this NONEXCLUSIVE LICENSE, each (receiving) party shall, at the other (disclosing) party’s request, return to the other party all CONFIDENTIAL INFORMATION (except for one copy for archival purposes) of the other party, provided hereunder.

3.2.7 Upon termination of this NONEXCLUSIVE LICENSE, VGXAH shall inventory in writing as soon as commercially practicable and in any event no later than sixty (60) days after termination of: all devices and manufacturing protocols for purposes of MFG PROCESSES and all PATENTED DEVICES under the control of VGXAH or SUBLICENSEE(S); and all PATENTED DEVICES that are in the process of manufacture and component parts thereof, which inventories shall be reduced to writing.  VGXAH shall deliver copies of such written inventories, verified by an officer of VGXAH, forthwith to VGXP.  VGXP shall have forty five (45) days after receipt of such verified inventories within which to challenge the inventory and request an audit thereof.  Upon five (5) days written notice to VGXAH or SUBLICENSEE(S), VGXP and its agents shall be given access during normal business hours to the premises of respective company for the purpose of conducting an audit.  Upon the termination of this AGREEMENT, VGXAH shall at its own expense forthwith remove, efface or destroy all references to VGXP from all advertising or other materials used in the promotion of VGXAH’s, or SUBLICENSSE’s, business and VGXAH and SUBLICENSEE(S) shall not represent in any manner that it has rights in or to any one or more of the DEVICE PATENT RIGHTS, MFG PATENT RIGHTS, PATENTED DEVICES, or MFG PROCESSES.

4.  FEES AND ROYALTIES

4.1  License Initiation Fees and Royalties

In the event that VGXAH sublicenses DEVICE PATENT RIGHTS or a VGXP LICENSED PRODUCT to a SUBLICENSEE, the parties agree that VGXAH shall have the option to license MFG PATENT RIGHTS to same SUBLICENSEE, if desired by VGXAH.

4.1.1  As part of the consideration for the bundle of rights granted to VGXAH, VGXAH shall pay to VGXP, on a quarterly basis:  a) a royalty of ****** of the NET SALES of each DEVICE FACILITATED PRODUCT, including any PATENTED DEVICES, which is sold by VGXAH, including any sold by independent contractor(s) or agent(s) of VGXAH, and b) ****** of any royalties paid by any SUBLICENSEE of DEVICE PATENT RIGHTS to VGXAH.  In

determining the earned royalty payment, if any, such payment shall be made by VGXAH at the end of any CALENDAR QUARTER following the first SALE of a DEVICE FACILITATED PRODUCT or PATENTED DEVICE.  Such royalty payments shall terminate on a product-by-product and country-by-country basis upon the later of (a) the date which is ten (10) years after the date of the first SALE of such DEVICE FACILITATED PRODUCT or PATENTED DEVICE in such country, and (b) in any country in which patent rights exist for any DEVICE PATENT RIGHTS, the date of expiration of the last-to-expire patent in such country, within the definition of DEVICE PATENT RIGHTS, with an enforceable claim covering the PATENTED DEVICES.

4.1.2  In the event that a sold product is both a DEVICE FACILITATED PRODUCT and a VGXP LICENSED PRODUCT, royalty payment by VGXAH to VGXP shall include only one ****** royalty obligation for each sale event of such product.

4.1.3  Within thirty (30) days after the end of each of the periods specified below, VGXAH shall pay to VGXP the specified percentage of any sublicense initiation fee and any other non-royalty payment(s), net of all EXCLUDED PROCEEDS, including those resulting from co-marketing, strategic alliance, joint venture and other similar arrangement(s), actually received during such period by VGXAH from a SUBLICENSEE resulting from activities with PATENTED DEVICES.  Any non-cash consideration received by VGXAH from such sublicensee shall be valued at its FAIR MARKET VALUE as of the date of receipt by VGXAH.

Period	Percentage

EFFECTIVE DATE to 12 months after the EFFECTIVE DATE	******

12 months and one day after EFFECTIVE DATE to 24 months after the EFFECTIVE DATE	******

24 months and one day after EFFECTIVE DATE to 36 months after the EFFECTIVE DATE	******

4.1.4 In the event one or more DEVICE FACILITATED PRODUCTS and/or PATENTED DEVICES are sold in a COMBINATION PRODUCT, the amount of royalties paid to VGXP pursuant to this Section 4.1 shall be based on the portion of the FAIR MARKET VALUE of such combination of products reasonably attributable to the DEVICE FACILITATED PRODUCTS and/or PATENTED DEVICES.

4.1.5  VGXAH acknowledges and agrees to assume from VGXP the payment obligation to BERGANS, which have been stipulated in the Asset Purchase

Agreement, section 2.1(a)(vii), made between VGXP and ADViSYS, dated February 21, 2007, such payments being related to the FIELD OF USE.

                4.2  Diligence and Milestone Fees

4.2.1  For the term of this agreement, VGXAH shall provide VGXP on each January 30th, written progress reports, setting forth in such detail as VGXP may reasonably request, the progress of the development, evaluation, testing and commercialization of each DEVICE FACILITATED PRODUCT.  VGXAH shall also notify VGXP in writing within thirty (30) days of the first SALE of each DEVICE FACILITATED PRODUCT and/or PATENTED DEVICE.

4.2.2  Any of the events listed below that occur after the EFFECTIVE DATE shall require that the following milestone payments be paid by VGXAH to VGXP within sixty (60) days after the achievement of the respective milestone event. The aforementioned notwithstanding, VGXAH shall not be obligated to remit a milestone payment to VGXP until it has raised five million dollars ($ 5,000,000) in total capital. Any milestone payment obligation arising prior to raising five million dollars ($ 5,000,000) in total capital shall be accrued and become immediately payable upon reaching or surpassing this threshold. The milestone payments shall be made for each DEVICE FACILITATED PRODUCT that is not a VGXP LICENSED PRODUCT for each animal species.

Event	Amount

Filing of an INAD APPLICATION	$250,000

Initiating of a Phase III or pivotal trial	$500,000

Receipt of an NADA approval letter for the first DEVICE FACILITATED PRODUCT in TERRITORY A	$1,000,000

Receipt of an NADA approval letter for the first DEVICE FACILITATED PRODUCT in TERRITORY B	$1,000,000

Receipt of an NADA approval letter for the first DEVICE FACILITATED PRODUCT in TERRITORY C	$1,000,000

4.3  Currency, Payment Method.

4.3.1  All dollar amounts referred to in this NONEXCLUSIVE LICENSE are United States dollars.  All payments to VGXP under this NONEXCLUSIVE LICENSE shall be made in United States dollars by check payable to “VGX Pharmaceuticals.”  If VGXAH receives revenues from SALES of DEVICE FACILITATED PRODUCTS or PATENTED DEVICES in currency other than United States dollars, revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable CALENDAR QUARTER.

4.3.2  Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to one and one-half percent (1.5%) per month (or maximum allowed by law, if less).

5.  RECORDS AND REPORTS

5.1  VGXAH shall deliver to VGXP within forty-five (45) days after the end of each CALENDAR QUARTER following the first SALE of DEVICE FACILITATE PRODUCT(S) or PATENTED DEVICE, a written report, certified by the chief financial officer or treasurer of VGXAH (or an officer of VGXAH charged with the duties typically entrusted to the chief financial officer or treasurer of a Delaware corporation), setting forth the calculation of the royalties due to VGXP under Section 4.1 hereof for such CALENDAR QUARTER, including, without limitation:

5.1.1 Gross consideration for SALES of DEVICE FACILITATED PRODUCTS and/or PATENTED DEVICE(S), including all amounts invoiced, billed or received;

5.1.2 NET SALES of DEVICE FACILITATED PRODUCTS and/or PATENTED DEVICE(S) listed by country;

5.1.3  Royalties owed to VGXP, listed by category, including, without limitation, earned, and minimum royalty categories.

5.2  VGXAH shall pay the royalties due under Section 4.1 within forty-five (45) days following the last day of each CALENDAR QUARTER in which the royalties accrue.

5.3  VGXAH shall maintain complete and accurate books and records which enable the royalties payable under this NONEXCLUSIVE LICENSE to be verified.  The records for each CALENDAR QUARTER shall be maintained for three years after the submission of the report covering such period.  Upon reasonable prior notice to VGXAH, VGXAH shall provide VGXP (or an independent, certified public accounting firm selected by VGXP and reasonably acceptable to VGXAH) with access, during normal business hours, to all books and records relating to the SALES of DEVICE FACILITATED PRODUCTS and/or PATENTED DEVICE(S) by VGXAH to conduct a review or audit of those books and records solely for purposes of verifying royalties paid or due under this NONEXCLUSIVE LICENSE.  Access to VGXAH’s books and records for the applicable period(s) shall be available at least once each CALENDAR YEAR, during normal business hours, during the term of this NONEXCLUSIVE LICENSE and for three years after the expiration or termination of this NONEXCLUSIVE LICENSE.  If the audit is performed by an independent, certified public accounting firm selected by VGXP and reasonably acceptable to VGXAH and such auditor determines that VGXAH has underpaid royalties by five percent (5%) or more, then VGXAH shall pay the costs and expenses of VGXP and its accountants in connection with their review or audit, in addition to such underpayment.

5.4  VGXP is entitled to only one copy of any reports under this Section 4.5, and shall distribute such reports or audit results only to such persons as may reasonably require such reports or audit results in order for VGXP to fulfill its obligations, or enforce its rights, under this NONEXCLUSIVE LICENSE.

6.  INTELLECTUAL PROPERTY, PATENTS AND IMPROVEMENTS TO DEVICE PATENT RIGHTS

6.1  ASSIGNMENT.  When a DEVICE IMPROVEMENT and/or MFG IMPROVEMENT is made or discovered by VGXAH, VGXAH shall assign its entire right, title and interest in such DEVICE IMPROVEMENT and/or MFG IMPROVEMENT to VGXP.  Furthermore, VGXAH shall cooperate with VGXP in obtaining patent protection at VGXP’s cost, including, but not limited to the execution of any and all lawful papers in the U.S. and foreign patent offices. VGXP, in return for such cooperation, hereby grants VGXAH the ability to use such DEVICE IMPROVEMENT and/or MFG IMPROVEMENT under the terms of this NONEXCLUSIVE LICENSE to the extent VGXP has the right to convey the right to practice the DEVICE IMPROVEMENT and/or MFG IMPROVEMENT to VGXAH.

6.2  PROHIBITION.  Notwithstanding the foregoing, VGXAH, AFFILIATE, and/or SUBLICENSEE shall not file any patent applications which disclose, describe or require the presence of inventions subject to the DEVICE PATENT RIGHTS or MFG PATENT RIGHTS absent written consent from VGXP.  VGXP will have the right to review all sections and examples relating to DEVICE PATENT RIGHTS and/or MFG PATENT RIGHTS forty five (45) days before the filing of such patent application.  If for any reason VGXAH files a patent application to a DEVICE IMPROVEMENT or MFG IMPROVEMENT, VGXAH shall immediately grant VGXP an irrevocable, fully paid-up, world-wide, exclusive, royalty-free license to such DEVICE IMPROVEMENT and MFG IMPROVEMENT with the right to sublicense such rights.

7.  LICENSE OPTION

7.1  VGXP SUPPORTED PATENTING  VGXAH hereby grants VGXP an exclusive option to acquire an exclusive or non-exclusive, worldwide, royalty-bearing license to any and all rights owned by VGXAH in the VGXAH INTELLECTUAL PROPERTY that results or is derived from VGXAH’s research and development related to the MFG PROCESSES or PATENTED DEVICES, exercisable at VGXP’s sole discretion.  Upon exercise of such option by VGXP, VGXAH and VGXP will negotiate in good faith the terms of such license agreement, reasonable per industry standards.  This exclusive option will terminate within twelve (12) months from the date of VGXP’s receipt of an enabling written disclosure from VGXAH of the VGXAH INTELLECTUAL PROPERTY (“Exclusive Period”).

If VGXP and VGXAH fail to execute a license agreement within the Exclusive Period, VGXAH shall be free to license the VGXAH INTELLECTUAL PROPERTY to any third parties for a period of one (1) year following the Exclusive Period, but not on more favorable terms than VGXAH offered to VGXP.

7.2  RESERVATION.  Any license granted to VGXP pursuant to this AGREEMENT shall be subject to VGXAH’s right to use VGXAH INTELLECTUAL PROPERTY for educational and internal research purposes, and if applicable, to the rights of the United States government reserved under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, and any regulations issued thereunder.

8.  INFRINGEMENT AND LITIGATION

8.1 VGXP and VGXAH are responsible for notifying each other promptly of any known or suspected infringement of DEVICE PATENT RIGHTS or MFG PATENT RIGHTS, which may come to their attention after the EFFECTIVE DATE.  VGXP and VGXAH shall consult one another in a timely manner concerning an appropriate response to the infringement.

8.2 In any action to enforce any of the DEVICE PATENT RIGHTS or MFG PATENT RIGHTS, either party, at the request and reasonable expense of the other party, shall cooperate to the fullest extent reasonably possible.  This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

9.  CONFIDENTIAL INFORMATION, PUBLICATION, USE OF NAME

9.1  CONFIDENTIAL INFORMATION.           For purposes of this agreement, the term “Confidential Information” includes any confidential information of one of the parties hereto (the “Disclosing Party”) that is disclosed to the other party hereto (the “Receiving Party”).   “Confidential Information” includes but is not limited to the terms and conditions of this agreement, business and technical information and data, whether communicated in oral, written, graphic, physical or electronic form, as well as information or data generated or derived as a result of the discussions hereunder.

Any Confidential Information disclosed orally by the Disclosing Party must be set forth in writing and delivered to the Receiving Party, marked “confidential” or “trade secret”, within sixty (60) days after oral disclosure in order to be subject to the provisions of this agreement.

The term Confidential Information as used in this agreement shall not include any information:

a. which was in the public domain at the time of disclosure by the Disclosing Party to the Receiving Party;

b. which is published or otherwise comes into the public domain after its disclosure to the Receiving Party through no violation of this Agreement by the Receiving Party;

c. which is disclosed to the Receiving Party by a third party not under an obligation of confidence;

d. which is already known by the Receiving Party at the time of its disclosure to the Receiving Party by the Disclosing Party as evidenced by written documentation of the Receiving Party existing prior to such disclosure;

e. which is independently developed by the Receiving Party through persons who have not had, either directly or indirectly, access to or knowledge of the Confidential Information of the Disclosing Party, as evidenced by written documentation of the Receiving Party; or

f. which is required to be disclosed by any law or governmental regulation or produced under order of a court of competent jurisdiction; provided, however,

that the Receiving Party provide the Disclosing Party prompt written notice of such request or order and Disclosing Party is provided with an opportunity to attempt to limit such disclosure.

For seven (7) years from the date of disclosure of Confidential Information or the date of termination of this agreement, whichever is later, the parties agree to all the rights, promises and obligations provided in this agreement.  The Receiving Party agrees to treat as confidential all Confidential Information of the Disclosing Party made available to the Receiving Party.  The Receiving Party shall not disclose or use any Confidential Information for any reasons other than relevant to the Purpose, whether or not a written agreement results.

9.2           Prior to VGXAH making any oral or written disclosure relating to the DEVICE PATENT RIGHTS, MFG PATENT RIGHTS, PATENTED DEVICES, or MFG PROCESSES, VGXP shall be provided  a period of sixty (60) days to review proposed printed publication (including manuscripts and written abstracts) or oral presentation for improper disclosure of Confidential Information.  After review, if VGXP reasonably determines improper disclosure of CONFIDENTIAL INFORMATION of VGXP, VGXAH shall consider any amendments suggested by VGXP.

9.3           VGXAH agrees, upon written request of VGXP, to delay any publication or presentation contemplated under Section 9.2 for up to ninety (90) additional days in order to allow VGXP and VGXAH to protect intellectual property rights (or option rights under this agreement) of VGXP relating to the DEVICE PATENT RIGHTS, MFG PATENT RIGHTS, PATENTED DEVICES, or MFG PROCESSES, including, without limitation, allowing VGXP time to have patent applications filed or amended if VGXP reasonably determines that such filing and/or prosecution is necessary to protect any patentable DEVICE IMPROVEMENTS and/or MFG IMPROVEMENTS contained in such disclosure.

9.4           Any publication or disclosure of VGXAH INTELLECTUAL PROPERTY, or Results related thereto, that contains disclosure of DEVICE PATENT RIGHTS, MFG PATENT RIGHTS, PATENTED DEVICES, or MFG PROCESSES, or variants thereof, shall require VGXP’s  right of review as provided in Section 9.2, including the possible period of delay provided in Section 9.3.  Without prejudice to VGXP’s rights under Sections 9.2 and 9.3, VGXP shall use reasonable efforts to minimize delays.

9.5           VGXAH shall not use VGXP’s name, or the name of any director, officer or employee thereof, without VGXP’s prior written consent except that VGXAH may acknowledge VGXP’s contributions in scientific publications.  VGXP shall not use VGXAH’s name, or the name of any trustee, officer, faculty member, student or employee thereof, without VGXAH ‘s prior written consent.

10.  DISCLAIMER OF WARRANTIES

10.1         VGXP represents and warrants to VGXAH that to its KNOWLEDGE as of the date hereof:

10.1.1 VGXP has the full authority to execute and deliver this NONEXCLUSIVE LICENSE.

10.1.2 No material claim by any third party contesting the validity, enforceability, licensability, use or ownership of any of such DEVICE PATENT RIGHTS has been made, is currently outstanding or is threatened against VGXP.

10.1.3 No loss or expiration of any part of the DEVICE PATENT RIGHTS is currently pending.

10.2 EXCEPT AS SET FORTH IN SECTION 10.1, THE DEVICE PATENT RIGHTS, MFG PATENT RIGHTS, PATENTED DEVICES, AND MFG PROCESSES, AND ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS AND VGXP MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO.  BY WAY OF EXAMPLE, BUT NOT OF LIMITATION, VGXP MAKES NO REPRESENTATIONS OR WARRANTIES (i) OF COMMERCIAL UTILITY; (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (iii) THAT THE USE OF THE DEVICE PATENT RIGHTS, MFG PATENT RIGHTS, PATENTED DEVICES, OR MFG PROCESSES, OR ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADE SECRET OR TRADEMARK OR OTHER PROPRIETARY RIGHTS OF OTHERS.  VGXP SHALL NOT BE LIABLE TO VGXAH, VGXAH’S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO: ANY CLAIM ARISING FROM USE OF THE DEVICE PATENT RIGHTS, MFG PATENT RIGHTS, PATENTED DEVICES, OR MFG PROCESSES, OR ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT OR FROM THE MANUFACTURE, USE OR SALE OF DEVICE FACILIATED PRODUCTS OR PATENTED DEVICES; OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

10.3  VGXAH shall defend, indemnify and hold harmless VGXP, its trustees, officers, agents and employees (individually, an “Indemnified Party”, and collectively, the “Indemnified Parties”), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including attorney’s fees and expenses) (individually, a “Liability”, and collectively, the “Liabilities”) that results from or arises out of:  (a) the development, use, manufacture, promotion, sale or other disposition of any DEVICE PATENT RIGHTS, MFG PATENT RIGHTS, PATENTED DEVICES, or MFG PROCESSES by VGXAH, its vendors or other third parties; (b) any breach by VGXAH of this NONEXCLUSIVE LICENSE; and (c) the enforcement by an Indemnified Party of this Section.  Without limiting the foregoing, VGXAH shall defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

10.3.1  any product liability or other claim of any kind related to the use by a third party of a PATENTED DEVICE that was manufactured, sold or otherwise disposed by VGXAH or agents, other than such Liabilities arising from or related to the inaccuracy of any representation or warranty of VGXP in Section 10.1 of this NONEXCLUSIVE LICENSE; and

10.3.2  a claim by a third party that the DEVICE PATENT RIGHTS and/or MFG PATENT RIGHTS or the design, composition, manufacture, use, sale, or other disposition of any PATENTED DEVICES and/or MFG PROCESSES infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party, except to the extent that any such claim may relate to the inaccuracy of any representation or warranty in Section 10.1; and

10.3.3 clinical trials or studies conducted by or on behalf of VGXAH and/or its agent relating to the PATENTED DEVICES, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study.

10.4  VGXAH is not permitted to settle or compromise any claim or action giving rise to Liabilities in a manner that imposes any restrictions or obligations on VGXP or grants any rights to the DEVICE PATENT RIGHTS, MFG PATENT RIGHTS, PATENTED DEVICES, or MFG PROCESSES without VGXP’s prior written consent.  If VGXAH fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, VGXP may assume the defense of such claim or action for the account and at the risk of VGXAH, and any Liabilities related thereto shall be conclusively deemed a liability of VGXAH.  The indemnification rights of the parties or any other Indemnified Party contained herein are in addition to all other rights which the parties or such Indemnified Party may have at law or in equity or otherwise.

11.  ADDITIONAL PROVISIONS.

11.1  ASSIGNS AND SUCCESSORS.  This Agreement is personal to the parties and no rights hereunder may be assigned by VGXAH or VGXP, directly or by merger or other operation of law, without prior, express written consent of the other party.  Any prohibited assignment of this AGREEMENT or the rights hereunder shall be null and void.  No assignment shall relieve the assigning party of responsibility for the performance of any obligations that it has accrued prior to such assignment.

11.2  NO IMPLIED WAIVER.  A waiver by either party of a breach or violation of any provision of this AGREEMENT will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this AGREEMENT.

11.3  NO AGENCY.  Nothing herein shall be deemed to establish a relationship of principal and agent between VGXAH and VGXP, nor between or among any of their agents or employees, nor shall this AGREEMENT be construed as creating any form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.  Nothing in this AGREEMENT, express or implied, is intended to confer on any person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

11.4  COMMUNICATIONS.  Notices, payments, statements, reports and other communications under this AGREEMENT shall be in writing and shall be deemed to have been received as of the day after the date dispatched if sent by public overnight courier (e.g., Federal Express) and addressed as follows:

If to VGXAH:

VGX Animal Health, INC.
2700 Research Forest Drive
Suite 180
The Woodlands, TX 77381

Attention:	Douglas R. Kern
Vice President Business Development

If to VGXP:

VGX Pharmaceuticals, Inc.
450 Sentry Parkway East
Blue Bell, PA 19422

Attention:	J.Joseph Kim
President and CEO

11.5  CHOICE OF LAW.  This AGREEMENT shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions.  The parties hereby submit to the exclusive jurisdiction of and venue in any state or federal courts located within the Eastern District of Pennsylvania with respect to any and all disputes concerning the subject of this AGREEMENT.

11.6  FORCE MAJEURE.  Neither party shall be liable for any failure to perform as required by this AGREEMENT to the extent such failure to perform is due to circumstances reasonably beyond such party’s control, including, without limitation, labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, acts of God, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences.

11.7  LAWFUL CONDUCT.  The parties shall comply with all applicable laws, regulations and other legal requirements as it relates to the conduct of either party in the course of performance of this AGREEMENT.

11.8  AMENDMENTS.  No amendment, modification, waiver, termination or discharge of any provision of this AGREEMENT, nor consent to any departure by either party therefrom, will in any event be effective unless the same will be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the both parties, and each such amendment, modification, waiver, termination, or discharge will be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement will be varied, contradicted, or explained by any oral agreement, course of dealing or performance, or any other matter not set forth in an agreement in writing and signed by both parties.

11.9  ENTIRE AGREEMENT.  This AGREEMENT embodies the entire understanding between the parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral.  This AGREEMENT may not be varied except by a written document signed by duly-authorized representatives of each party. IN WITNESS WHEREOF, the duly-authorized representatives of the parties hereby execute this AGREEMENT as of the date first written above.

11.10 SURVIVAL.  Termination or expiration of this NONEXCLUSIVE LICENSE shall not affect the covenants, indemnities, obligations, rights, licenses, options, representations, and warranties of the parties as set forth in this NONEXCLUSIVE LICENSE or accrued prior to termination or expiration of this Agreement, unless expressly provided otherwise herein.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this NONEXCLUSIVE LICENSE to be executed by their duly-authorized representatives.

VGX ANIMAL HEALTH, INC.		VGX PHARMACEUTICALS, INC.

By: Douglas R. Kern		By: J. Joseph Kim

Name:	/s/ Douglas R. Kern	Name:	/s/ J. Joseph Kim

Title: Vice President Business Development		Title: President and CEO

Date: September 1, 2007		Date: September 1, 2007